Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ContraFect Corporation Amended and Restated 2008 Equity Incentive Plan and the ContraFect Corporation 2014 Omnibus Incentive Plan of our report dated April 17, 2014, except for the paragraph under the caption “Reverse Stock Split” within Note 2, as to which the date is July 25, 2014, with respect to the financial statements of ContraFect Corporation included in its Registration Statement (Form S-1 No. 333-195378) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

September 29, 2014